Filed pursuant to Rule 424(b)(5)
(Registration No. 333-196839)

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 1, 2014)

$40,000,000

Common Shares

8.00% Series B Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

8.875% Series C Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

8.75% Series D Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

We have entered into an at-the-market equity offering sales agreement, dated January 30, 2017, with Stifel, Nicolaus & Company, Incorporated (“Stifel”) and DNB Markets, Inc. (“DNB” and, together with Stifel, the “sales agents”) for the offer and sale of up to $40,000,000 of our common shares, par value $1.00 per share (the “Common Shares”), 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share (the “Series B Preferred Shares”), 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share (the “Series C Preferred Shares”), and 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share (the “Series D Preferred Shares”) offered by this prospectus supplement and the accompanying prospectus. We refer to the Series B Preferred Shares, the Series C Preferred Shares, and the Series D Preferred Shares collectively in this prospectus supplement as the “Preferred Shares” and our Common Shares and our Preferred Shares collectively as the “Shares.”

In accordance with the terms of the at-the-market equity offering sales agreement, we may offer and sell our Shares having an aggregate offering price of up to $40,000,000 from time to time through the sales agents. Sales of the Shares, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including by means of ordinary brokers’ transactions on The New York Stock Exchange at market prices, in block transactions, or as otherwise agreed upon by the sales agent and us. Each sales agent will act as sales agent using commercially reasonable efforts to sell on our behalf all of the Shares requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between such sales agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Under the terms of the sales agreement, we also may sell our Shares to Stifel or DNB, as applicable, as principal for its own account at a price agreed upon at the time of sale. If we sell shares to Stifel or DNB as principal, we will enter into a separate terms agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Our Common Shares are listed on the New York Stock Exchange under the symbol “TNP.” The last reported sale price of our Common Shares on the New York Stock Exchange on January 27, 2017 was $4.69 per share.

Our Series B Preferred Shares are listed on the NYSE under the symbol “TNP PR B.” The last reported sale price of our Series B Preferred Shares on the NYSE on January 30, 2017 was $25.32 per share.

Our Series C Preferred Shares are listed on the NYSE under the symbol “TNP PR C.” The last reported sale price of our Series C Preferred Shares on the NYSE on January 30, 2017 was $25.57 per share.

Our Series D Preferred Shares are listed on the NYSE under the symbol “TNP PR D.” The last reported sale price of our Series D Preferred Shares on the NYSE on January 30, 2017 was $24.73 per share.

Each sales agent will receive from us a commission equal to 2.0% of the gross sales price per Share sold through such sales agent as our sales agent under the at-the-market equity offering sales agreement. The sales agents are not required to sell any specific number or dollar amount of our Shares, but, subject to the terms and conditions of the at-the-market equity offering sales agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf any Shares to be offered by us under the at-the-market equity offering sales agreement. See “Plan of Distribution” in this prospectus supplement.

Investing in our Common Shares and Preferred Shares involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Stifel                 DNB Markets

Prospectus Supplement dated January 31, 2017

i

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The second part, the base prospectus, gives more general information, about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We have not, and the sales agents have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, Shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sale of our Shares.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement.

EXCHANGE CONTROL

The permission of the Bermuda Monetary Authority is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares (which includes the Common Shares and the Preferred Shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any “Equity Securities” of the company (which would include the Common Shares) are listed on an “Appointed Stock Exchange” (which would include the New York Stock Exchange). In granting the general permission the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. For a more complete understanding of the terms of the offered securities, and before making your investment decision, you should carefully read this prospectus supplement and the accompanying prospectus; and the documents referred to in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

When we use the words “the Company,” “we,” “us,” “ours,” and “our,” we are referring to Tsakos Energy Navigation Limited and its wholly owned subsidiaries.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international seaborne petroleum product and crude oil transportation services and, as of January 31, 2017, operated a fleet of 59 double-hull vessels, constituting a mix of modern crude oil carriers, petroleum product tankers and LNG carriers that provide world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. In addition to the vessels operating in our fleet as of January 31, 2017, we have also entered into agreements for the construction of six additional vessels with established shipyards, Daewoo-Mangalia Heavy Industries and Sungdong Shipbuilding.

We believe that we have established a reputation as a safe, reliable and cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers as customers and to our success in obtaining charter renewals.

Our fleet is managed by Tsakos Energy Management Limited, or “Tsakos Energy Management,” a company owned by our chief executive officer. Tsakos Energy Management provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or “Tsakos Shipping.” In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Until June 30, 2010, Tsakos Shipping also provided technical and operational management for the majority of our vessels. Tsakos Energy Management now subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or “TCM.” TCM was formed in February 2010 by Tsakos family interests and a German private company, the owner of the ship management company Columbia Shipmanagement Ltd., or “CSM,” as a joint-venture ship management company. TCM, which formally commenced operations on July 1, 2010, now manages the technical and operational activities of all of our vessels apart from the LNG carriers Neo Energy and Maria Energy, the VLCCs Millennium and Ulysses and the suezmax Eurochampion 2004, which are technically managed by non-affiliated ship managers. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations, vessel sale and purchase, and vessel financing.

Corporate Information

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at this address is 011 30 210 9407710. Our website address is www.tenn.gr. Information contained on or accessible to or from our website does not form part of this prospectus.

THE OFFERING

Issuer	Tsakos Energy Navigation Limited

Shares offered by us	Common Shares, Series B Preferred Shares, Series C Preferred Shares, and Series D Preferred Shares having an aggregate offering price of up to $40,000,000.

Use of proceeds	We plan to use the net proceeds from the sale of the Shares offered by this prospectus supplement for general corporate purposes, which may include vessel acquisitions, debt repayment and working capital.

Listing	Our Common Shares are listed on the NYSE under the symbol “TNP.”

Our Series B Preferred Shares are listed on the NYSE under the symbol “TNP PR B.”

Our Series C Preferred Shares are listed on the NYSE under the symbol “TNP PR C.”

Our Series D Preferred Shares are listed on the NYSE under the symbol “TNP PR D.”

Below is a summary of certain principal terms of the respective series of Preferred Shares. For a detailed description of the Preferred Shares, please read “Description of Share Capital - Series B Preferred Shares”, “Description of Share Capital - Series C Preferred Shares” and “Description of Share Capital - Series D Preferred Shares” beginning on page S-21 of this prospectus supplement.

Conversion; Exchange and Preemptive Rights	The Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares do not have any conversion or exchange rights and are not subject or entitled to preemptive rights.

Dividends

Dividends on Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares accrue and are cumulative from the date the respective Preferred Shares are originally issued and are payable on each dividend payment date for the applicable series of Preferred Shares when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

In the event that four quarterly dividends, whether consecutive or not, payable on Series B or Series C Preferred Shares are in arrears, such event constitutes a “Dividend Payment Default” with respect to the applicable series of Preferred Shares. Dividend arrearages on the Series D Preferred Shares do not constitute a “Dividend Payment Default” with respect to any series of Preferred Shares.

Dividend Payment Dates	For Series B Preferred Shares and Series C Preferred Shares, January 30, April 30, July 30 and October 30. For Series D Preferred Shares, February 28, May 28, August 28 and November 28.

Dividend Rate

Series B Preferred Shares	The dividend rate for the Series B Preferred Shares is 8.00% per annum per $25.00 of liquidation preference per share (equal to $2.00 per share). Such dividend rate is subject to increase if (i) we fail to comply with certain covenants described below under “—Covenant Defaults,” (ii) we experience certain defaults under any of our credit facilities described below under “—Cross Defaults,” (iii) four quarterly dividends payable, whether or not consecutive, on the Series B Preferred Shares are in arrears, or (iv) the Series B Preferred Shares are not redeemed by us in whole by July 30, 2019, subject to an aggregate maximum rate per annum of 25% prior to July 30, 2018 and 30% thereafter, to a rate that is 1.25 times the dividend rate payable on the Series B Preferred Shares as of the close of business on the day immediately preceding the applicable event described in clauses (i)-(iv) and, on each subsequent dividend payment date, the dividend rate payable shall increase to a rate that is 1.25 times the dividend rate on the Series B Preferred Shares as in effect as of the close of business on the day immediately preceding such dividend payment date, until such applicable event has been cured or the Series B Preferred Shares are no longer outstanding.

Series C Preferred Shares	The dividend rate for the Series C Preferred Shares is 8.875% per annum per $25.00 of liquidation preference per share (equal to $2.21875 per share). Such dividend rate is subject to increase if (i) we fail to comply with certain covenants described below under “—Covenant Defaults,” (ii) we experience certain defaults under any of our credit facilities described below under “—Cross Defaults,” (iii) four quarterly dividends payable, whether or not consecutive, on the Series C Preferred Shares are in arrears, or (iv) the Series C Preferred Shares are not redeemed by us in whole by October 30, 2020, subject to an aggregate maximum rate per annum of 25% prior to October 30, 2018 and 30% thereafter, to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as of the close of business on the day immediately preceding the applicable event described in clauses (i)-(iv) and, on each subsequent dividend payment date, the dividend rate payable shall increase to a rate that is 1.25 times the dividend rate on the Series C Preferred Shares as in effect as of the close of business on the day immediately preceding such dividend payment date, until such applicable event has been cured or the Series C Preferred Shares are no longer outstanding.

Series D Preferred Shares	The dividend rate for the Series D Preferred Shares is 8.75% per annum per $25.00 of liquidation preference per share (equal to $2.1875 per share). The dividend rate for the Series D Preferred Shares is not subject to adjustment.

Optional Redemption	We may redeem the Series B Preferred Shares at any time on or after July 30, 2018, the Series C Preferred Shares at any time on or after October 30, 2018, and the Series D Preferred Shares at any time on or after April 29, 2020, in each case, at a redemption price of $25.00 plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Voting Rights

Holders of the Preferred Shares generally have no voting rights. However, if and whenever dividends payable on the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the applicable series of Preferred Shares (voting together as a class with all other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable) will, subject to certain exceptions, be entitled to elect one additional director to serve on our board of directors until we pay, or declare and set apart for payment, all cumulative dividends on the applicable series of Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, respectively, voting as a single class, we may not:

•    adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, as applicable, in any material respect;

•    issue any securities ranking pari passu with the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, as applicable, if cumulative dividends payable on outstanding Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares are in arrears; or

•    create or issue any equity securities ranking senior to the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

Covenant Defaults	We are subject to certain covenants with respect to the Series B and Series C Preferred Shares, including:
a) Restricting Total Borrowings (as defined in the certificate of designation for such series and described in “Description of Share Capital – Preferred Shares – Certain Covenants”) to less than 75% of Total Assets (as defined in the certificate of designation for such series and described in “Description of Share Capital – Preferred Shares – Certain Covenants”); and

b) Maintaining a Net Worth to Preferred Stock Ratio (as defined in the certificate of designation for such series and described in “Description of Share Capital – Preferred Shares – Certain Covenants”) of more than 2.00.

Our failure to comply with clauses (a) or (b) above, if such failure continues unremedied for 120 days, shall constitute a “Covenant Default” with respect to the Series B Preferred Shares and Series C Preferred Shares.

We are not subject to such covenants with respect to the Series D Preferred Shares.

Cross Defaults

A default by us under a credit facility will constitute a “Cross Default” with respect to the Series B Preferred Shares and the Series C Preferred Shares if such default is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under any credit facility (other than non-recourse indebtedness of any subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such credit facility (as such credit facility may be amended) and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default, aggregates $25 million or more.

We are not subject to such covenant with respect to the Series D Preferred Shares.

Fixed Liquidation Price	If we liquidate, dissolve or wind-up, holders of the Preferred Shares will have the right to receive $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our Common Shares or other junior securities.

Tax Considerations

We believe that under current U.S. federal income tax law, all or a portion of the distributions you receive from us will constitute dividends and, if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income.” Any portion of your distribution that is not treated as a dividend will be treated first as a non-taxable return of capital to the extent of your tax basis in your Shares and, thereafter, as capital gain. See “Tax Considerations.”

Risk Factors

You should carefully consider all information in this prospectus supplement, the accompanying prospectus, including the documents incorporated herein and therein by reference as set out in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F, filed with the SEC on April 6, 2016, for a discussion of risks relating to an investment in our Shares.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preference dividends for the periods presented:

	Six Months Ended June 30,	Year Ended December 31,
	2016	2015	2014	2013(2)	2012(2)	2011(2)
Ratio of earnings to fixed charges and preference dividends(1)	2.2x	4.1x	1.6x	—	—	—

(1)	For purposes of calculating the ratios of earnings to fixed charges and preference dividends:

•	“earnings” consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees;

•	“fixed charges” represent interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness; and

•	“preference dividends” refers to the amount of net income (loss) that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (x) the dividend divided by (y) the result of 1 minus the effective applicable income tax rate.

(2)	The ratio of earnings to fixed charges and preference dividends for this period was less than 1.0x. The deficiency in earnings to fixed charges and preference dividends for the years ended December 31, 2013, 2012 and 2011 was approximately $42.8 million, $49.5 million and $90.1 million, respectively.

RISK FACTORS

Any investment in our Shares involves a high degree of risk. You should carefully consider the important factors set forth below and under the heading “Risk Factors” starting on page 31 of our Annual Report on Form 20-F filed with the SEC on April 6, 2016 and incorporated herein by reference as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC before investing in our Shares. For further details, see the sections entitled “Where You Can Find More Information,” and “Incorporation of Certain Information by Reference.”

The risk factors discussed below and any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our Common Shares or applicable series of Preferred Shares. These risks are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Risks Related to Investing in the Common Shares in this Offering

Investors in our Common Shares may experience significant dilution as a result of this and any future offerings.

Because the sales of our Common Shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these Shares will vary and these variations may be significant. Purchasers of such Common Shares may suffer significant dilution if the price they pay is higher than the price paid by other purchasers of our Common Shares.

Risks of Investing in the Preferred Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Preferred Shares following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on our Preferred Shares from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem our Preferred Shares. The amount of dividends we can pay or use to redeem Preferred Shares depends upon the amount of cash we generate from our operations, which may fluctuate based on, among other things:

•	the rates we obtain from our charters or recharters and the ability and willingness of our customers to perform their obligations under their respective time charters;

•	the level of our operating costs;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, dry-docking of our vessels;

•	delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to service our current and future indebtedness;

•	our ability to raise additional equity to satisfy our capital needs; and

•	our ability to draw on our existing credit facilities and the ability of our lenders to perform their obligations under their agreements with us.

The amount of cash we have available for dividends on or to redeem our Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available for dividends or to redeem our Preferred Shares also will depend on many factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	restrictions under our existing or future credit and lease facilities or any future debt securities, including existing restrictions under our credit and lease facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default and restrictions on our ability to redeem securities;

•	the amount of any cash reserves established by our board of directors; and

•	restrictions under Bermuda law, which generally prohibits the payment of dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Covenants in our loan agreements restrict us from paying dividends or other distributions, including on the Preferred Shares, if the amount of the dividend exceeds 50% of our accumulated consolidated net income for any year or 50% of our accumulated consolidated net income since 1998. Net losses that we incurred in certain of our historical periods as well as dividends that we historically paid have reduced our accumulated consolidated net income from which we are permitted to pay dividends under our loan agreements, and may do so in the future.

Covenants in certain of our loan agreements prohibit us from redeeming share capital, including our Preferred Shares. Accordingly, unless such agreements are amended, if they remain outstanding at the time of any proposed redemption of the Preferred Shares, we would be required to obtain consents under such loan agreements in order to redeem the Preferred Shares.

The Preferred Shares represent perpetual equity interests.

The Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Preferred Shares may be required to bear the financial risks of an investment in the Preferred Shares for an indefinite period of time. In addition, the Preferred Shares rank junior to all our indebtedness and other liabilities, and to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

Our Preferred Shares are subordinate to our debt, and your interests could be diluted by the issuance of additional preferred shares, including additional Preferred Shares, and by other transactions.

Our Preferred Shares are subordinate to all of our existing and future indebtedness. As of September 30, 2016, we had outstanding indebtedness of approximately $1.589 million. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends on or redeem preferred shares. Our memorandum of association currently authorizes the issuance of up to 15,000,000 preferred shares in one or more classes or series. Prior to this offering, 2,000,000 Series B Preferred Shares, 2,000,000 Series C Preferred Shares and 3,400,000 Series D Preferred Shares are outstanding. The issuance of additional preferred shares on a parity with or senior to our Preferred Shares would dilute the interests of the holders of our Preferred Shares, and any issuance of preferred shares senior to our Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Preferred Shares.

The terms of the Preferred Shares do not restrict our ability to engage in certain transactions, including spinoffs, transfers of assets or the formation of a master limited partnership, joint venture or other entity that may involve issuance of interests to third-parties in a substantial portion of our assets.

Although the Certificates of Designation with respect to each series of Preferred Shares contain restrictions on our ability to dilute the value of your investment in the Preferred Shares by issuing additional securities ranking senior to or, following a default, pari passu with the Preferred Shares, we may engage in other transactions that will result in a transfer of value to third parties. We may elect to sell one or more of our vessels or vessel-owning subsidiaries, conduct a spinoff of such vessels or subsidiaries, or contribute such vessels or vessel-owning subsidiaries to a joint venture, master limited partnership or other entity on terms with which you do not agree or that are not in the best interests of the holders of Preferred Shares. Any such transfer may reduce our asset base and our rights to cash flows related to the transferred assets. If we contribute assets to a joint venture or master limited partnership, the joint venture or master limited partnership may be owned by or issue equity securities to public or private investors, thereby reducing our percentage interest in such assets and in the related cash flows.

Market interest rates may adversely affect the value of our Preferred Shares.

One of the factors that will influence the price of our Preferred Shares will be the dividend yield on the Preferred Shares (as a percentage of the price of our Preferred Shares, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Preferred Shares to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Preferred Shares to decrease.

As a holder of Preferred Shares you have extremely limited voting rights.

Your voting rights as a holder of Preferred Shares will be extremely limited. Our Common Shares are the only class or series of our shares carrying full voting rights. Holders of a series of Preferred Shares have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) payable on such series of Preferred Shares are in arrears and certain other limited protective voting rights described in this prospectus.

The Preferred Shares have not been rated, and ratings of any other of our securities may affect the trading price of the Preferred Shares.

We have not sought to obtain a rating for any of the Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Preferred Shares or that we may elect to obtain a rating of our Preferred Shares in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn (or if ratings for such other securities would imply a lower relative value for the Preferred Shares), could adversely affect the market for, or the market value of, the Preferred Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Preferred Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Preferred Shares.

The Preferred Shares rank junior to any Senior Securities and pari passu with one another.

Our Series B Preferred Shares, Series C Preferred Shares, and Series D Preferred Shares rank junior to any senior securities and pari passu with one another and any other class or series of share capital established after the original issue date of the applicable series of Preferred Shares that is not expressly subordinated or senior to the applicable series of Preferred Shares as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to a series of Preferred Shares and any parity securities are paid, any partial payment shall be made pro rata with respect to shares of such Preferred Shares and any parity securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

The Preferred Shares are redeemable at our option.

We may, at our option, redeem some or all of the Series B Preferred Shares on or after July 30, 2018, some or all of the Series C Preferred Shares on or after October 30, 2018 and some or all of the Series D Preferred Shares on or after April 29, 2020. If we redeem your Preferred Shares, you will be entitled to receive a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. We may choose to exercise our optional redemption right when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Preferred Shares had the shares not been redeemed.

The amount of the liquidation preference applicable to each series of Preferred Shares is fixed and you have no right to receive any greater payment.

The payment due upon liquidation is fixed at the liquidation preference of $25.00 per Preferred Share, plus an amount equal to all accumulated and unpaid dividends thereon to the date of liquidation, whether or not declared. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your Preferred Shares is greater than the liquidation preference, you have no right to receive the market price from us upon our liquidation.

Our ability to pay dividends on and to redeem or purchase our Common Shares and Preferred Shares is limited by the requirements of Bermuda law.

Bermuda law provides that we may pay dividends on the Shares only to the extent that assets are legally available for such purposes. Dividends and distributions may only be paid or made if we can meet the solvency tests in the Companies Act 1981, as amended, of Bermuda. In addition, under Bermuda law we may not pay dividends on Common Shares or Preferred Shares if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Under Bermuda law, we may redeem or purchase the Shares subject to the following limitations. Amounts paid for such redemption or purchase in excess of the $1.00 par value of the Shares may only come from the proceeds of a new issue of shares made for the purpose of the redemption or purchase, out of share premium or out of funds that would otherwise be available for dividends or distributions. The $1.00 par value of the redeemed or repurchased Shares may be paid out of the capital paid up on the Shares or funds that would otherwise be available for dividends or distributions. A redemption or repurchase is not lawful if there are reasonable grounds for believing that we are, or thereafter would be, unable to pay our liabilities as they become due.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents and statements incorporated by referenced herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditure;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter-rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•	our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the carrying value of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	the ability and willingness of our counterparties including our charterers and shipyards to honor their contractual obligations;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the “Risk Factors” described in our Annual Report on Form 20-F.

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” and in the “Risk Factors” described in our Annual Report on Form 20-F. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We plan to use the net proceeds from the sale of the Shares offered by this prospectus supplement for general corporate purposes, which may include making vessel acquisitions or investments.

CAPITALIZATION

The following table sets forth our (i) cash and cash equivalents, (ii) restricted cash and (iii) consolidated capitalization as of September 30, 2016 on:

•	an actual basis; and

•	an as adjusted basis giving effect to (i) scheduled debt repayments of $50.3 million, (ii) drawdowns of $31.6 million for the financing of four of the Company’s vessels under construction and the payment of the same amount to the shipbuilding yards, (iii) drawdowns of $46.1 million for the acquisition of vessels Leontios H and Parthenon and the payment of the same amount to the shipbuilding yard, (iv) the repayment of $10.2 million and the drawdown of the same amount for the refinancing of vessel Arion, (v) the repayment of $18.1 million and the drawdown of the same amount for the refinancing of vessels Maya and Inca, (vi) the repayment of $68.0 million and the drawdown of $60.0 million for the refinancing of vessels Millennium, Eurochampion 2004 and Euronike, (vii) drawdown of $155.9 million for the acquisition of vessel Maria Energy, repayment of $52.2 million of the pre-delivery financing and payment of $119.6 million to the shipbuilding yard, (viii) the payment of $10.9 million of common dividends, (ix) the payment of $6.1 million of preferred dividends, (x) drawdown of $33.3 million of two top-up tranches to the existing loans of vessels Rio 2016 and Brasil 2014 and (xi) drawdown of $42.6 million for the acquisition of vessel Hercules I, the payment of $42.0 million to the shipbuilding yard and the partial prepayment of the pre-delivery financing of $0.6 million .

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalization or special dividends between September 30, 2016 and January 30, 2017.

	As of September 30, 2016
	Actual	As Adjusted
In thousands of U.S. Dollars
Cash
Cash and cash equivalents	$220,050	$127,210
Restricted cash	9,087	9,087

Total cash	$229,137	$136,297

Capitalization
Debt:
Long-term secured debt obligations (including current portion)	$1,588,550	$1,786,916

Shareholders equity:
Preferred shares, $1.00 par value; 15,000,000 shares authorized and 2,000,000 Series B Preferred Shares, 2,000,000 Series C Preferred Shares and 3,400,000 Series D Preferred Shares issued and outstanding on an actual and as adjusted basis	7,400	7,400
Common shares, $1.00 par value; 185,000,000 shares authorized on an actual and as adjusted basis; 87,338,652 shares issued on an actual and as adjusted basis and 83,720,866 shares outstanding on an actual and as adjusted basis at September 30, 2016	87,339	87,339
Additional paid-in capital	752,001	752,001
Cost of treasury shares	(20,173)	(20,173)
Accumulated other comprehensive loss	(10,902)	(10,902)
Retained earnings	579,109	562,147
Noncontrolling interest	11,749	11,749

Total shareholders’ equity	1,406,523	1,389,561

Total capitalization	$2,995,073	$3,176,477

SHARE PRICE INFORMATION

Common Shares

Our Common Shares are listed on the New York Stock Exchange under the symbol “TNP.” The following table shows the high and low closing prices for our Common Shares during the indicated periods.

	HIGH	LOW
2011 (Annual)	$10.99	$4.78
2012 (Annual)	$8.79	$3.19
2013 (Annual)	$6.11	$3.40
2014 (Annual)	$8.35	$4.99
2015
First Quarter	$8.22	$6.55
Second Quarter	$10.32	$8.41
Third Quarter	$10.09	$6.85
Fourth Quarter	$9.61	$6.86
2016
First Quarter	$7.66	$4.83
Second Quarter	$6.51	$4.49
Third Quarter	$5.38	$4.64
July	$5.38	$4.69
August	$5.14	$4.64
September	$5.37	$4.77
Fourth Quarter	$5.24	$4.01
October	$5.14	$4.50
November	$4.82	$4.01
December	$5.24	$4.49
2017	$7.92	$4.83
First Quarter (through January 30, 2017)	$5.10	$4.69
January (through January 30, 2017)	$5.10	$4.69

Series B Preferred Shares

Our Series B Preferred Shares have been listed on the New York Stock Exchange since May 7, 2013 under the symbol “TNP PR B.” The following table shows the high and low closing prices for our Series B Preferred Shares during the indicated periods.

	HIGH	LOW
2013 (Annual)	$25.20	$21.71
2014 (Annual)	$25.25	$21.90
2015
First Quarter	$25.68	$24.20
Second Quarter	$25.80	$24.84
Third Quarter	$25.35	$23.89
Fourth Quarter	$25.25	$23.27
2016
First Quarter	$24.50	$21.50
Second Quarter	$25.30	$24.00
Third Quarter	$25.56	$24.48
July	$25.56	$24.48
August	$25.47	$25.03
September	$25.54	$25.27

	HIGH	LOW
Fourth Quarter	$25.83	$24.61
October	$25.83	$25.25
November	$25.19	$24.61
December	$25.39	$25.05
2017	$7.92	$4.83
First Quarter (through January 27, 2017)	$25.65	$25.27
January (through January 27, 2017)	$25.65	$25.27

Series C Preferred Shares

Our Series C Preferred Shares have been listed on the New York Stock Exchange since October 3, 2013 under the symbol “TNP PR C.” The following table shows the high and low closing prices for our Series C Preferred Shares during the indicated periods.

	HIGH	LOW
2013 (Annual)	$24.20	$21.78
2014 (Annual)	$27.03	$23.06
2015
First Quarter	$26.42	$25.16
Second Quarter	$26.34	$25.07
Third Quarter	$25.78	$24.30
Fourth Quarter	$25.15	$22.91
2016	$24.75	$20.19
First Quarter	$24.75	$20.19
Second Quarter	$25.15	$24.27
Third Quarter	$26.12	$24.80
July	$26.12	$24.80
August	$25.64	$25.20
September	$25.88	$25.51
Fourth Quarter	$25.92	$24.69
October	$25.92	$25.26
November	$25.55	$24.69
December	$25.44	$25.31
2017	$7.92	$4.83
First Quarter (through January 27, 2017)	$26.01	$25.43
January (through January 27, 2017)	$26.01	$25.43

Series D Preferred Shares

Our Series D Preferred Shares have been listed on the New York Stock Exchange since April 24, 2015 under the symbol “TNP PR D.” The following table shows the high and low closing prices for our Series D Preferred Shares during the indicated periods.

	HIGH	LOW
2015
Second Quarter	$24.85	$22.86
Third Quarter	$23.75	$21.61
Fourth Quarter	$23.50	$19.95
2016
First Quarter	$22.53	$16.25
Second Quarter	$22.95	$21.93

	HIGH	LOW
Third Quarter	$25.00	$22.38
July	$24.18	$22.38
August	$25.00	$24.03
September	$24.85	$23.94
Fourth Quarter	$24.75	$23.59
October	$24.75	$24.15
November	$24.75	$23.59
December	$24.42	$24.00
2017	$7.92	$4.83
First Quarter (through January 27, 2017)	$24.96	$24.25
January (through January 27, 2017)	$24.96	$24.25

COMMON SHARE DIVIDEND POLICY

While we cannot assure you that we will do so, and subject to the limitations discussed below, we intend to pay regular quarterly cash dividends on our Common Shares. The Board of Directors will give consideration each April to the declaration of a supplementary dividend. In 2016 we paid four quarterly dividends in an aggregate amount of $0.29 per common share, including a dividend of $0.05 per common share paid on December 22, 2016.

There can be no assurance that we will pay dividends or as to the amount of any dividend. The payment and the amount will be subject to the discretion of our board of directors and will depend, among other things, on available cash balances, anticipated cash needs, our results of operations, our financial condition, and any loan agreement restrictions binding us or our subsidiaries, as well as other relevant factors. For example, if we earned a capital gain on the sale of a vessel or newbuilding contract, we could determine to reinvest that gain instead of using it to pay dividends. Depending on our operating performance for that year, this could result in no dividend at all despite the existence of net income, or a dividend that represents a lower percentage of our net income. Of course, any payment of cash dividends could slow our ability to renew and expand our fleet, and could cause delays in the completion of our current newbuilding program.

Because we are holding a company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us.

Under the terms of our existing credit facilities, we are permitted to declare or pay a cash dividend in any year as long as the amount of the dividend does not exceed 50% of our net income for that year. Net income will be determined based on the audited financial statements we deliver to the banks under our credit facilities which are required to be in accordance with U.S. generally accepted accounting principles. This amount can be carried forward and applied to a dividend payment in a subsequent year provided the aggregate amount of all dividends we declare and/or pay after January 1, 1998 does not exceed 50% of our accumulated net income from January 1, 1998 up to the most recent date on which audited financial statements have been delivered under the credit facilities. We anticipate incurring significant additional indebtedness in connection with our newbuilding program, which will affect our net income and cash available to pay dividends. In addition, cash dividends can be paid only to the extent permitted by Bermuda law and our financial covenants, and are subject to the priority of our Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

DESCRIPTION OF OUR SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of US $200,000,000, which have been divided into 185,000,000 common shares, par value $1.00 per share, and 15,000,000 blank check preferred shares, $1.00 par value per share. As of December 31, 2016, there were 83,220,866 Common Shares, 2,000,000 Series B Preferred Shares, 2,000,000 Series C Preferred Shares and 3,400,000 Series D Preferred Shares issued and outstanding.

The following briefly summarizes the material terms of our common shares and preferred shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws and “Item 10. Additional Information–Description of Share Capital starting” on page 119 of our Annual Report on Form 20-F for the year ended December 31, 2015, which was filed with the SEC on April 6, 2016 and incorporated herein by reference, for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Common Shares

The holders of Common Shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each Common Share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. The Common Shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of Common Shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities, including the liquidation preferences of any outstanding preferred shares.

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series, up to the number of preferred shares authorized under our constitutive documents as described above. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including Common Shares.

Series B Preferred Shares

We have 2,000,000 of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares outstanding as of December 31, 2016, which were issued on May 10, 2013. The initial liquidation preference of the Series B Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after July 30, 2018. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants described under “—Certain Covenants” below, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears or (iv) the Series B Preferred Shares are not redeemed in whole by July 30, 2019. The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series B Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the cash value of the liquidation preference of the Series B Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any parity securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series B Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our Common Shares. The Series B Preferred Shares rank pari passu with the Series C Preferred Shares and the Series D Preferred Shares. The Series B Preferred Shares are not convertible into Common Shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

For a detailed description of the Series B Preferred Shares, please refer to the description of our Series B Preferred Shares set forth in our registration statement on Form 8-A filed with the SEC on May 9, 2013, which incorporates by reference the description of the Series B Preferred Shares contained in our prospectus filed with the SEC on May 6, 2013, as amended on October 26, 2015, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Series C Preferred Shares

We have 2,000,000 of our 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares outstanding as of December 31, 2016, which were issued on September 30, 2013. The initial liquidation preference of the Series C Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after October 30, 2018. The shares carry an annual dividend rate of 8.875% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants described under “—Certain Covenants” below, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears, or (iv) the Series C Preferred Shares are not redeemed in whole by October 30, 2020. The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series C Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the cash value of the liquidation preference of the Series C Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any parity securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series C Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our Common Shares. The Series C Preferred Shares rank pari passu with the Series B Preferred Shares and the Series D Preferred Shares. The Series C Preferred Shares are not convertible into Common Shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

For a detailed description of the Series C Preferred Shares, please refer to the description of our Series C Preferred Shares set forth in our registration statement on Form 8-A filed with the SEC on September 30, 2013, which incorporates by reference the description of the Series C Preferred Shares contained in our prospectus filed with the SEC on September 27, 2013, as amended on October 26, 2015, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Series D Preferred Shares

We have 3,400,000 of our 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares outstanding as of December 31, 2016, which were issued on April 29, 2015. The initial liquidation preference of the Series D Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after April 29, 2020. The shares carry an annual dividend rate of 8.75% per $25.00 of liquidation preference per share. The Series D Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D Preferred

Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series D Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the cash value of the liquidation preference of the Series D Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any parity securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series D Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our Common Shares. The Series D Preferred Shares rank pari passu with the Series B Preferred Shares and Series C Preferred Shares. The Series D Preferred Shares are not convertible into Common Shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

For a detailed description of the Series D Preferred Shares, please refer to the description of our Series D Preferred Shares set forth in our registration statement on Form 8-A filed with the SEC on April 24, 2015, which incorporates by reference the description of the Series D Preferred Shares contained in our prospectus filed with the SEC on April 24, 2015, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Certain Covenants

We are subject to certain covenants with respect to the Series B and Series C Preferred Shares, including:

•	Restricting Total Borrowings to less than 75% of Total Assets; and

•	Maintaining a Net Worth to Preferred Stock Ratio of more than 2.00.

Our failure to comply with the covenants described in either of the two bullet points above, if such failure continues unremedied for 120 days, shall constitute a “Covenant Default” with respect to the Series B Preferred Shares and Series C Preferred Shares. We are not subject to such covenants with respect to the Series D Preferred Shares.

For purposes of these covenants, the following definitions apply:

“Cash and Cash Equivalents” means, as of a given date, our cash and cash equivalents as determined in accordance with U.S. GAAP.

“Common Stock” means our share capital that is not Preferred Stock.

“Credit Facility” means, with respect to Tsakos Energy Navigation Limited or any subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

“Intangible Assets” means, in respect of Tsakos Energy Navigation Limited as of a given date, the intangible assets of Tsakos Energy Navigation Limited of the types, if any, presented in Tsakos Energy Navigation Limited’s consolidated balance sheet.

“Net Worth” means, as of a given date, the result of, without duplication:

(a) Total Assets, less

(b) Intangible Assets, less

(c) Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Net Worth to Preferred Stock Ratio” means, as of a given date, the result of dividing (x) Net Worth as of such date by (y) the aggregate Preferred Stock Amount as of such date.

“Non-Recourse Liabilities” means, in respect of Tsakos Energy Navigation Limited as of a given date, the non-recourse liabilities as described in subparts (a)-(h) of the definition of Total Borrowings and of the types, if any, presented in Tsakos Energy Navigation Limited’s consolidated financial statements and disclosure.

“Preferred Stock” means any of the share capital of Tsakos Energy Navigation Limited, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, over shares of our Common Stock.

“Preferred Stock Amount” means, in respect of any series of Preferred Stock, the sum, without duplication, of (x) the aggregate liquidation preference of the outstanding shares of such Preferred Stock as of the relevant measurement date and (y) the aggregate amount of any accumulated and unpaid dividends or other distributions in respect of the outstanding shares of such Preferred Stock as of the relevant measurement date.

“Total Assets” means, in respect of Tsakos Energy Navigation Limited on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) all of the assets of Tsakos Energy Navigation Limited of the types presented on its consolidated balance sheet; less

(b) Cash and Cash Equivalents; less

(c) Non-Recourse Liabilities; and less

(d) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that Tsakos Energy Navigation Limited is required to record on its books under U.S. GAAP even though Tsakos Energy Navigation Limited is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of Tsakos Energy Navigation Limited on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Tsakos Energy Navigation Limited to the extent that such guaranteed indebtedness is determined and given a value in respect of Tsakos Energy Navigation Limited on a consolidated basis in accordance with US GAAP; less

(i) Cash and Cash Equivalents; less

(j) Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(a) indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations; and

(b) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that Tsakos Energy Navigation Limited is required to record on its books under U.S. GAAP even though Tsakos Energy Navigation Limited is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

Preferred Share Voting Rights

The Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares have no voting rights except as provided by Bermuda law and as follows. In the event that six quarterly dividends, whether consecutive or not, payable on the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares are in arrears, the holders of the Series B Preferred Shares, the Series C Preferred Shares or the Series D Preferred Shares, as the case may be, will have the right, voting as a class, together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors. The size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already had been increased by reason of the election of a director by holders of parity securities upon which like voting rights have been conferred and with which the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, respectively, voted as a class for the election of such director). The right of such holders of Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or parity securities, as the case may be, to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or parity securities, as the case may be, have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and any other parity securities to vote as a class for directors, the term of office of all directors then in office elected by such holders will terminate immediately. Any directors elected by the holders of the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and any other parity securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, respectively, voting as a single class, we may not:

•	adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares in any material respect;

•	issue any securities ranking pari passu with the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares if cumulative dividends payable on outstanding Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, as applicable, are in arrears; or

•	create or issue any equity securities ranking senior to the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

On any matter described above in which the holders of the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, respectively, are entitled to vote as a class, such holders will be entitled to one vote per share. The Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Rights in Liquidation

Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, including the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares, the proceeds of the liquidation or winding up would be distributed ratably among the holders of Common Shares.

New York Stock Exchange Listing

Our Common Shares are listed on the New York Stock Exchange under the ticker symbol “TNP.” Our Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are listed on the New York Stock Exchange under the ticker symbols “TNP-PB,” “TNP-PC” and “TNP-PD,” respectively.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as transfer agent and registrar for our Common Shares and Preferred Shares.

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. Federal income tax and Bermuda tax considerations associated with our operations and the acquisition, ownership and disposition of our Shares set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—Tax Considerations.”

PLAN OF DISTRIBUTION

We have entered into an at-the-market equity offering sales agreement, or “sales agreement” with Stifel and DNB, under which we may issue and sell from time to time up to $40,000,000 of our Common Shares and Preferred Shares through the sales agents. Sales of our Shares, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including by means of ordinary brokers’ transactions on The New York Stock Exchange at market prices, in block transactions, or as otherwise agreed upon by the sales agent and us. Each sales agent will act as sales agent using commercially reasonable efforts to sell on our behalf all of the Shares requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between such sales agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement. The sales agents will not engage in any transactions that stabilize our Shares.

Each sales agent will offer the Shares subject to the terms and conditions of the sales agreement on any trading day or as otherwise agreed upon by us and the applicable sales agent. We will designate the maximum amount and minimum price of shares to be sold through such sales agent on a daily basis or otherwise determine such amounts together with such sales agent. Subject to the terms and conditions of the sales agreement, such sales agent will use its commercially reasonable efforts to sell on our behalf the Shares. We may instruct such sales agent not to sell Shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or such sales agent may suspend the offering of Shares being made through such sales agent under the sales agreement upon proper notice to the other party. Shares sold pursuant to the sales agreement will be sold through only one of the sales agents on any given day.

Each sales agent will receive from us a commission equal to 2.0% of the gross sales price per share for any Shares sold through it under the sales agreement. In addition, we have agreed to reimburse legal expenses of the sales agents in an amount not to exceed $75,000. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such Shares.

Each sales agent will provide written confirmation to us following the close of trading on the New York Stock Exchange each day in which Shares are sold by such sales agent for us under the sales agreement. Each confirmation will include the number of Shares sold on that day, the gross sales price per Share, the net proceeds to us, and the compensation payable by us to such sales agent.

Settlement for sales of Shares will occur, unless the parties agree otherwise, on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us.

Under the terms of the sales agreement, we also may sell our Shares to each sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell our Shares to a sales agent as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the Shares on our behalf, each sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to such sales agent may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to each sales agent against certain civil liabilities, including liabilities under the Securities Act.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to the sales agents under the sales agreement, will be approximately $450,000.

The offering of Shares pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all of the Shares subject to the sales agreement and (2) the termination of the sales agreement by the sales agents or us. Each sales agent has from time to time provided, and in the future may provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees. In particular, an affiliate of DNB is a senior secured lender to us.

EXPENSES

The following are estimated expenses of the issuance and distribution of the Shares offered under this prospectus supplement, other than commissions payable to the sales agents, all of which will be paid by us.

SEC Registration Fee	$4,636	*
Legal Fees and Expenses	$125,000
NYSE Supplement Listing Fees	$63,000
Accounting Fees and Expenses	$50,000
Transfer Agent Fees	$5,000
Miscellaneous	$202,634
Total	$450,000

*	Previously paid

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 26, 2016;

•	Our Reports on Form 6-K filed with the SEC on April 11, 2016, May 26, 2016, June 17, 2016, November 2, 2016 and January 31, 2017;

•	The description of our Common Shares incorporated in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002;

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005;

•	The description of our 8.00% Series B cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on May 9, 2013, as amended on October 26, 2015;

•	The description of our 8.875% Series C cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2013, as amended on October 26, 2015; and

•	The description of our 8.75% Series D cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on April 24, 2015.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel: 011 30 210 94 07710

Attention: George Saroglou

LEGAL MATTERS

The validity of the issuance of the Shares offered hereby are being passed upon by Conyers Dill & Pearman Limited, special Bermuda counsel to Tsakos Energy Navigation Limited with respect to Bermuda law. Certain matters related to the offering are being passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York. The sales agents are being represented by Duane Morris LLP, Newark, New Jersey.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2015 and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited as of December 31, 2015 have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., Chimarras 8B, 151 25, Maroussi Athens, Greece, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Liberia, Marshall Islands, Panama or Greece. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident in the United States or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

PROSPECTUS

$500,000,000

TSAKOS ENERGY NAVIGATION LIMITED

DEBT SECURITIES

WARRANTS

RIGHTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

COMMON SHARES

PREFERRED SHARES

We may offer debt securities, warrants, rights, depositary shares, purchase contracts, units, common shares or preferred shares from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the other securities so listed. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the registrants pursuant to this prospectus will have an aggregate public offering price of up to $500,000,000.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a periodic report, may offer and sell from time to time up to 23,000,000 common shares. We will not receive any of the proceeds from any such sales of common shares. Such common shares may also be sold in transactions exempt from registration under the Securities Act of 1933, rather than under this prospectus.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.”

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at such address is 011 30 210 9407710.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission, the Registrar of Companies in Bermuda nor the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 1, 2014.

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditure;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the carrying values of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our counterparties, including our charterers, performing their contractual obligations;

•	our expectations relating to dividend payments and our ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the “Risk Factors” in our most recent Annual Report on Form 20-F.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “should” and similar expressions as they relate to us are intended to identify such forward-looking statements. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements.

Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for crude oil carriers and product tankers and LNG carriers, charter rates and vessel values, supply and demand for crude oil and petroleum products and liquefied natural gas, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties are discussed more fully under “Item 3. Key Information — Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve certain risks. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F, and in any Reports on Form 6-K we subsequently file which are incorporated herein by reference and in the accompanying prospectus supplement before investing in any securities that may be offered.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Liberia, Panama, Greece, Cyprus and the Marshall Islands. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell from time to time any combination of the securities described in this prospectus having an aggregate public offering price of $500,000,000 and any selling shareholders may sell up to 23,000,000 common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Tsakos Energy Navigation Limited and certain material terms of the securities that may be offered that are known as of the date of this prospectus. When we use the words “the Company,” “we,” “us,” “ours” and “our,” we are referring to Tsakos Energy Navigation Limited and its consolidated subsidiaries. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international crude oil and petroleum product seaborne transportation services. We believe that we have established a reputation as a safe, reliable and cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers, many of them on a repeat basis, and to our success in obtaining charter renewals, generating strong fleet utilization.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, a company owned by our chief executive officer. Tsakos Energy Management provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Tsakos Energy Management subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed by Tsakos family interests and a German private company, the owner of the internationally-known ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company on an equal partnership basis to provide technical and operational management services to owners of vessels, primarily within the Greece-based market. TCM now manages the technical and operational activities of all of our vessels apart from the LNG carrier Neo Energy, the VLCC Millennium and the Suezmax tanker Eurochampion 2004, which are each technically managed by non-affiliated ship managers. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations and vessel sale and purchase.

We are a Bermuda company. Our principal executive office is at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece, and our telephone number from the United States is 011 30 210 9407710.

The Securities We May Offer

We may use this prospectus to offer any of the following types of securities having an aggregate public offering price of $500,000,000:

•	debt securities;

•	warrants;

•	rights;

•	depositary shares;

•	purchase contracts;

•	units;

•	common shares; and

•	preferred shares.

We may issue securities of the types listed above which are convertible or exchangeable for other securities so listed.

When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. In addition, any selling shareholders or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 23,000,000 common shares using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “TNP”. If any other securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

Credit Facilities

As of March 31, 2014, we were compliant with the original financial covenants in our loan agreements, except in the case of the value-to-loan requirements in four of our loan agreements. For three of these loan agreements, the lenders had reduced the value-to-loan requirements (until June 30, 2014 inclusive) from 120% to 100% of the loan balances. We were in compliance with these reduced requirements as of March 31, 2014, with actual ratios of 109%-110%. Scheduled principal payments under the three loan agreements over the next 12 months should remedy the shortfalls, assuming vessel values do not fall below current levels. Were the lenders to request us to make principal prepayments to cure the shortfalls, which they have not, those prepayments would be applied against the next scheduled principal payments and, therefore, should not increase the total amounts payable by us during the next 12 months. As to the fourth loan agreement, under which $33.0 million was outstanding as of March 31, 2014, there was an actual ratio of 98%, which was not in compliance with the 120% value-to-loan requirement. We have not requested a waiver of this covenant nor have the lenders required us to prepay part of the loan so as to bring us into compliance. We reclassified $3.5 million from long-term liabilities to current liabilities as of March 31, 2014 which represents the additional amount of prepayment which would be necessary to remedy the value-to-loan shortfall under this loan agreement, in the event the lender was to request such additional security in the form of cash payment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any earlier incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on April 11, 2014;

•	Our Report on Form 6-K, filed with the SEC on June 13, 2014;

•	The description of our common shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002;

•	The description of our preferred share purchase rights in our registration statement in our Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005;

•	The description of our Series B Cumulative Redeemable Perpetual Preferred Shares in our Form 8-A (File No. 001-31236), filed with the SEC on May 9, 2013; and

•	The description of our Series C Cumulative Redeemable Perpetual Preferred Shares in our Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2013.

We will also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and the materials furnished on an earlier Form 6-K and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports. In all cases, you should rely on the later information over different information in this prospectus or any accompanying prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel. 011 30 210 94 07710

Attention: George Saroglou

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table shows our unaudited ratios of earnings to fixed charges and preference dividends or the dollar amount (expressed in thousands of United States Dollars) of the coverage deficiency in the case where we incurred losses for the periods indicated, computed using amounts derived from our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

	(Unaudited)
	Three Months Ended March 31, 2014	Year Ended December 31,
		2013(2)	2012(2)	2011(2)	2010	2009
Ratio of Earnings to Fixed Charges and Preference Dividends	2.1x	—	—	—	1.4x	1.5x

(1)	For purposes of calculating the ratios of earnings to fixed charges and preference dividends:

•

“earnings” consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees;

•	“fixed charges” represent interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness; and

•

“preference dividends” refers to the amount of net income (loss) that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (x) the dividend divided by (y) the result of 1 minus the effective applicable income tax rate.

(2)	The ratio of earnings to fixed charges and preference dividends for this period was less than 1.0x. The deficiency in earnings to fixed charges for the years ended December 31, 2013, 2012 and 2011 was approximately $42.8 million, $49.5 million and $90.1 million, respectively.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and our vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference, or in a prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that Tsakos Energy Navigation Limited or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be either senior or subordinated debt. Debt securities may be convertible or exchangeable into our common shares or other securities.

The form of indenture, which we will enter into with Wells Fargo Bank, N.A., as indenture trustee, when we issue debt securities, is an exhibit to the registration statement of which this prospectus forms a part. You can obtain copies of any indenture we enter into by following the directions outlined in “Where You Can Find Additional Information” or by contacting the indenture trustee.

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms which will be disclosed for a particular series of debt securities in a prospectus supplement. The terms of a series of debt securities may differ from those described below. You should read the more detailed provisions of the applicable prospectus supplement and indenture supplement before investing in a series of our debt securities. Wherever particular sections or defined terms of the applicable indenture or indenture supplement are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The form of indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

The indenture provisions do not limit the aggregate principal amount of debt securities which may be issued thereunder.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation of the offered debt securities;

•	whether the debt is senior or subordinated;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the aggregate principal amount offered and the authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences, if material;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

Generally, we will issue the debt securities in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.”

Indenture Covenants

Amalgamation and Sale of Assets. We may not, in a single transaction or a series of related transactions:

•	consolidate, amalgamate or merge with or into any other person; or

•	directly or indirectly, transfer, sell, lease (other than a charter or lease of a vessel in the ordinary course of business) or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default or event of default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Other Covenants. In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement.

Modification of the Indenture

Under the indenture, we and the indenture trustee may amend the indentures, without the consent of any holder of the debt securities, to:

•	cure ambiguities, omissions, defects or inconsistencies;

•	comply with the covenants described under “Amalgamation and Sale of Assets”;

•

add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or powers conferred upon us or our subsidiaries;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities;

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add guarantors of the debt securities of one or more series;

•	secure the debt securities of one or more series;

•	evidence the succession of another person to the Company and the assumption of the covenants in the indenture and in the debt securities by such successor or any co-issuer of the debt securities;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal and with or without interest coupons;

•	appoint a successor indenture trustee for one or more series of debt securities under any indenture;

•	add, change or eliminate any provision of the indenture so long as such addition, change or elimination does not adversely affect the rights of the holders of any series in any material respect; or

•

conform any provision of the indenture to the description of securities contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of a series of debt securities under the indenture.

We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of each affected series of debt securities modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	extend the stated maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect in any material respect the ranking of such debt securities;

•	adversely affect in any material respect the right, if any, to convert such debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities; or

•	reduce the percentage of debt securities of a series whose holders need to consent to a modification or a waiver.

Defaults

Unless otherwise provided with respect to any series of debt securities, the events of default regarding a series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to perform for 60 days after notice any other covenant relating to the relevant series of debt securities;

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under an indenture and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee satisfactory security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium.

Defeasance

After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for U.S. Federal income tax purposes, we may elect to have our obligations under the applicable indenture discharged with respect to the outstanding debt securities of any series (“defeasance and discharge”). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

Governing Law

Unless otherwise stated in the prospectus supplement, debt securities and the relevant indenture and indenture supplement will be governed by New York law.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the corporate trust office of the indenture trustee. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the indenture trustee, or by a check mailed to the holder at his or her registered address. Payments in any other manner will be specified in the prospectus supplement applicable to the particular series of debt securities.

Transfer and Exchange

Debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the corporate trust office of the indenture trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

WARRANTS

We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant indenture between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RIGHTS

We may issue rights to purchase our securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the person receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each securityholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in “Where You Can Find Additional Information.”

General

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares.

Deposit Agreement

The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred shares to the record holders of the depositary shares relating to such preferred share in proportion to the number of such depositary shares owned by such holders.

The preferred share depositary will distribute any property other than cash received by it in respect of the preferred shares to the record holders of depositary shares entitled thereto. If the preferred share depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Shares

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred shares series and any money or other property that those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred shares series on the basis described in the prospectus supplement, but holders of those whole preferred shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred shares series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Preferred Shares

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred shares depositary resulting from the redemption, in whole or in part, of such series of preferred shares. The depositary shares will be redeemed by the preferred shares depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred shares so redeemed.

Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred shares depositary by lot or ratably or by any other equitable method as the preferred shares depositary may select.

Convertibility and Exchangeability

Preferred shares of a series may be convertible or exchangeable into our common shares, another series of preferred shares or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred shares being offered have any conversion or exchange features, and will describe the related terms and conditions.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred shares depositary to vote the amount of the preferred shares represented by such holder’s depositary shares. The preferred shares depositary will try to vote the amount of such series of preferred shares represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred shares depositary determines are reasonably necessary to enable the preferred shares depositary to vote as instructed. The preferred shares depositary will abstain from voting any series of preferred shares held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then issued and outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all issued and outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Shares Depositary; Taxes and other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary and its acceptance of such appointment. Such successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred shares depositary will forward all reports and communications from us which are delivered to the preferred shares depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the preferred shares depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred shares depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt securities or equity securities issued by us as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle its holder to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement.

Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts may be issued under either the senior indenture or the subordinated indenture.

UNITS

We may issue units consisting of one or more debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

CONVERTIBLE OR EXCHANGEABLE SECURITIES

We may issue securities of the types described in this prospectus that are convertible or exchangeable into other securities described herein. The terms of such convertible or exchangeable securities will be set forth in a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of $200,000,000, consisting of 185 million common shares of a par value of $1.00 each and 15 million preferred shares of a par value of $1.00 each.

Common Shares

As of June 30, 2014, there were 84,692,295 common shares issued and outstanding. The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

The following briefly summarizes the material terms of our common shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series, up to the number of preferred shares authorized under our constitutive documents as described above. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares.

Series B Preferred Shares

We have 2,000,000 of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares outstanding as of June 30, 2014, which were issued on May 10, 2013. The initial liquidation preference of the Series B Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after July 30, 2018. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears or (iv) the Series B Preferred Shares are not redeemed in whole by July 30, 2019. The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series B Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of the Series B Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series B Preferred Shares are pari passu with the Series C Preferred Shares. The Series B Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Series C Preferred Shares

We have 2,000,000 of our 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares outstanding as of June 30, 2014, which were issued on September 30, 2013. The initial liquidation preference of the Series C Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after October 30, 2018. The shares carry an annual dividend rate of 8.875% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears or (iv) the Series C Preferred Shares are not redeemed in whole by October 30, 2020. The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series C Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series C Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of the Series C Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series C Preferred Shares are pari passu with the Series B Preferred Shares. The Series C Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Dividends. Under Bermuda law, a company may not pay dividends that are declared from time to time by its board of directors or make a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Voting Rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Rights in Liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, including the Series B Preferred Shares and the Series C Preferred Shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of Shareholders. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to, or the non-receipt of such notice by, any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or Removal of Directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered Board of Directors, with one-third of the directors selected each year.

Under Bermuda law and our Bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Generally, our Bye-laws may be amended by the directors with the approval of a majority being not less than 75% of the votes of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal Rights and Shareholder Suits. Under Bermuda law, in the event of an amalgamation or merger involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his or her shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation or merger of a company with another company requires the amalgamation or merger agreement to be approved by the board of directors and, except where the amalgamation or merger is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-Takeover Effects of Provisions of our Charter Documents.

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Staggered Board of Directors.

Our Bye-laws provide for a staggered board of directors with one-third of our directors being selected each year. This staggered board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions Involving Certain Business Combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

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the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price, which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

•

the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

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the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

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after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and (iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

•

a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold”, then the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

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any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

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any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Shareholder Rights Plan

Our Board of Directors has adopted a shareholder rights plan under which our shareholders received one right for each common share they held. Each right will entitle the holder to purchase from the Company a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment. Holders of preferred shares, including the Series B Preferred Shares and the Series C Preferred Shares, are not covered by the shareholder rights plan and will not be entitled to receive any rights to purchase common shares under it.

The rights will expire at the close of business on October 10, 2015 unless the rights agreement is extended by our board of directors by amendment, unless earlier redeemed or exchanged by us.

The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and Computershare Trust Company, N.A., as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

If any person or group acquires shares representing 15% or more of our issued and outstanding common shares, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder of rights other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional common shares having a market value of twice the exercise price of each right. In lieu of requiring payment of the purchase price upon exercise of the rights following any such event, we may permit the holders of rights simply to surrender the rights, in which event they will be entitled to receive common shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price.

Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of our Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, common shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for preferred shares (or other consideration) or for common shares of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

The existence of the rights agreement and the rights could deter a third party from tendering for the purchase of some or all of our shares and could have the effect of entrenching management. In addition, they could have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as transfer agent and registrar for our common shares and our Series B Preferred Shares and Series C Preferred Shares.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common shares in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common shares in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement.”

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

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The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

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You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or we may perform them ourselves.

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You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

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If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

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If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust & Clearing Corporation, or DTC, a securities depositary, and will be registered in the name of Cede & Co. or another nominee of DTC. DTC, Cede & Co., or such nominee, will thus be the only registered holder of these securities. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to Cede & Co., another nominee of DTC or to a successor of DTC or its nominee.

Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures.

If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation. We may also permit beneficial owners of book-entry securities represented by a global security to exchange their beneficial interests for definitive (paper) securities if, in our sole discretion, we decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

Initial settlement for the securities offered on a global basis through DTC will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants thereof, it is under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 23,000,000 common shares, together with preferred share purchase rights attached thereto, which may be sold by or on behalf of selling shareholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a report filed under Section 13(a) of the Exchange Act.

The common shares that may be sold by or on behalf of selling shareholders under this prospectus were acquired directly from the Company, purchased in the open market or were the subject of awards under our equity incentive plans, in each case, prior to the initial filing of this Registration Statement.

PLAN OF DISTRIBUTION

We or any selling shareholders (or their pledgees, donees, transferees or other successors in interest) may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

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on the NYSE or any other national securities exchange or in the U.S. inter-dealer system of a registered national securities association on which our common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly by us or a selling shareholder to one or more purchasers;

•	through agents;

•	in option transactions;

•	upon conversion or in exchange for other securities;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us or the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest may also sell common shares in transactions that are exempt from registration under the Securities Act rather than under this prospectus.

We may also issue our common shares to officers, directors, employees, consultants, agents or other persons, including selling shareholders, pursuant to awards made under our equity incentive plans or otherwise. Such common shares may be resold by our officers and directors under this prospectus as indicated in a prospectus supplement

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us or the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholders, or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or the selling shareholders. Additionally, in connection with such a distribution, we or the selling shareholders may loan common shares pursuant to share lending agreements or otherwise. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or the selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or the selling shareholders may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us or the selling shareholders, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the names of the selling shareholders and the number of securities being offered by them. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and, if applicable, the selling shareholders, would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We or the selling shareholders may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or the selling shareholders grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

If more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any member of the Financial Industry Regulatory Authority, or “FINRA”, participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with NASD Conduct Rule 2720.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us or the selling shareholders, to indemnification by us or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of New York law are being passed on by Morgan, Lewis  & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2013 and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., 11th km National Road Athens-Lamia, 144 51 Athens, Greece, independent registered public accounting firm, as set forth in their reports thereon incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statistical data and other information incorporated by reference from the section of our Annual Report on Form 20-F for the year ended December 31, 2013 entitled “Item 5. General Market Overview — World Oil Demand / Supply and Trade,” including the analysis of the various sectors of the oil tanker industry, has been provided by ICAP Shipping (“ICAP”), 2 Broadgate, London EC2M 7UR, UK. ICAP has advised that the statistical data and other information contained therein are drawn from its database and other sources. In connection therewith, ICAP has advised that: (a) certain information in ICAP’s database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in ICAP’s database; and (c) while ICAP has taken reasonable care in the compilation of the statistical and other information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

$40,000,000

Common Shares

8.00% Series B Cumulative Redeemable Perpetual Preferred Shares (Liquidation Preference $25 Per Share)

8.875% Series C Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

8.75% Series D Cumulative Redeemable Perpetual Preferred Shares (Liquidation Preference $25 Per Share)

PROSPECTUS SUPPLEMENT

Stifel                DNB Markets

January 31, 2017